UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 7, 2013
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 7, 2013, the Board of Directors (the “Board”) of Lions Gate Entertainment Corp. (the “Company”) increased the size of the Board from 12 to 13 members and appointed Gordon Crawford to serve as a member. The Board has determined that Mr. Crawford qualifies as an “independent” director of the Company under the New York Stock Exchange listing standards. Mr. Crawford has not yet been appointed to serve as a member of any Board committee.

Since June 1971, Mr. Crawford served in various positions at Capital Research Management, a privately held investment management company. In December 2012, he retired as its Senior Vice President. Currently, Mr. Crawford serves as Chairman of the Board of Trustees of the U.S. Olympic Foundation and Vice Chairman of the Paley Center for Media. Mr. Crawford also served as the Chairman of Southern California Public Radio from 2000 to 2012, and as Vice Chairman at The Nature Conservancy from January 2003 to October 2012.

There are no arrangements or understandings pursuant to which Mr. Crawford was appointed as a director. There are no family relationships among any of the Company's directors, executive officers, and Mr. Crawford. There are no related party transactions between the Company and Mr. Crawford reportable under Item 404(a) of Regulation S-K.

Mr. Crawford will participate in the current director compensation arrangements applicable to non-employee directors as described in “Information Regarding the Board of Directors and Committees of the Board of Directors − Director Compensation” in the Company’s Proxy Statement filed with the Securities and Exchange Commission on July 30, 2012. The Company intends to enter into its standard form of director indemnity agreement with Mr. Crawford.

On February 12, 2013, the Company issued a press release announcing Mr. Crawford’s appointment to the Board. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.        Description
--------------         ---------------
99.1            Press Release dated February 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2013
LIONS GATE ENTERTAINMENT CORP.
(Registrant)

By: /s/ James Keegan
Name: James Keegan
Title: Chief Financial Officer